UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 15

 CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF
   THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS
       UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

                                              Commission  File Number: 001-15108

                             C-MAC INDUSTRIES, INC.
             (Exact name of registrant as specified in its charter)

                     1010 Sherbrook Street West, Suite 1610
                            Montreal, Quebec, Canada
                                    H3A 2R7
                                 (514) 282-7629
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                 Common Shares
            (Title of each class of securities covered by this form)

                                      None
   (Title of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule/provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a) (1) (i)       [X]              Rule 12h-3(b) (1) (i)       [X]
Rule 12g-4(a) (1) (ii)      [ ]              Rule 12h-3(b) (1) (ii)      [_]
Rule 12g-4(a) (2) (i)       [X]              Rule 12h-3(b) (2) (i)       [X]
Rule 12g-4(a) (2) (ii)      [_]              Rule 12h-3(b) (2) (ii)      [_]
                                             Rule 15d-6                  [_]

Approximate number of holders of record as of the certification or notice date:
One

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, C-MAC INDUSTRIES, INC. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.



                                               C-MAC INDUSTRIES, INC.


Date: December 3, 2001                         By: /s/ Michel Megelas
                                                  ------------------------------
                                                  Name:  Michel Megelas
                                                  Title: Legal Counsel